                                                                   EXHIBIT 10.25


                                                                  EXECUTION COPY
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                          SECURITIES PURCHASE AGREEMENT



                                      Among

                          DIGITAL COMMERCE CORPORATION,

                       WESTON PRESIDIO CAPITAL III, L.P.,

                 HIGHLAND CAPITAL PARTNERS V LIMITED PARTNERSHIP

                           AND CERTAIN OTHER INVESTORS





                            SERIES D PREFERRED STOCK



                              As of March 13, 2000





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                                TABLE OF CONTENTS

1.    DEFINITIONS..................................................................1

2.    SALE AND PURCHASE OF SECURITIES..............................................7
      2.1.     Investor Securities.................................................7
      2.2.     Agreement to Sell and Purchase......................................8
      2.3.     Closing.............................................................8
      2.5.     Use of Proceeds.....................................................8

3.    CONDITIONS TO PURCHASE.......................................................8
      3.1.     Investor Agreements.................................................9
      3.2.     Investor Securities.................................................9
      3.3.     Legal Opinion.......................................................9
      3.4.     Representations and Warranties; Officer's Certificate...............9
      3.5.     Key Executive Insurance.............................................9
      3.6.     Legality; Governmental Authorization................................9
      3.7.     Amendment of Certificate of Incorporation; Series B and C Notes....10
      3.8.     General............................................................10

4.    CONDITIONS TO COMPANY'S OBLIGATIONS.........................................10
      4.1.     Representations and Warranties.....................................10
      4.2.     Legality, Governmental Authorization...............................10

5.    REPRESENTATIONS AND WARRANTIES..............................................10
      5.1.     Material Agreements................................................10
      5.2.     Organization and Subsidiaries; Business............................11
               5.2.1.  The Company................................................11
               5.2.2.  Subsidiaries...............................................12
      5.3.     Capitalization.....................................................12
               5.3.1.  Capital Stock of the Company...............................12
               5.3.2.  Options, etc...............................................12
               5.3.3.  Capital Stock of the Subsidiaries..........................12
               5.3.4.  Subsidiary Options, etc....................................12
      5.4.     Reports, Financial Statements and Other Documents..................13
      5.5.     Changes in Condition...............................................13
               5.5.1.  Material Adverse Effect....................................13
               5.5.2.  Extraordinary Transactions, etc............................13
      5.6.     Solvency...........................................................14
      5.7.     Taxes..............................................................14
      5.8.     Contractual Obligations, etc.......................................14
               5.8.1.  Certain Contracts..........................................14
               5.8.2.  Nature of Contracts........................................15


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
               5.8.3.  Charter or By-Laws.........................................15
               5.8.4.  Insurance..................................................15
               5.8.5.  Transactions with Affiliates...............................16
      5.9.     Litigation.........................................................16
      5.10.    Violation of Other Instruments.....................................16
      5.11.    Consents...........................................................16
      5.12.    Operations in Conformity With Law, etc.............................16
      5.13.    Environmental Matters..............................................17
      5.14.    ERISA Matters......................................................18
      5.15.    Intellectual Property..............................................18
      5.16.    Labor Relations....................................................18
      5.17.    Filings, Broker's Fees, etc........................................19
      5.18.    Governmental Regulation............................................19
      5.19.    Margin Stock.......................................................19
      5.20.    Real Property Holding Corporation..................................19
      5.21.    Disclosure.........................................................19

6.    GENERAL COVENANTS...........................................................19
      6.1.     Covenants Relating to the Company's Board of Directors.............19
               6.1.1.  Board of Directors.........................................19
               6.1.2.  Directors Expenses.........................................19
               6.1.3.  Indemnity..................................................20
      6.2.     Information and Reports to be Furnished............................20
               6.2.1.  Annual Statements..........................................20
               6.2.2.  Quarterly Reports..........................................20
               6.2.3.  Monthly Reports............................................20
               6.2.4.  Annual Budgets.............................................21
               6.2.5.  Officers' Certificates.....................................21
               6.2.6.  Notice of Litigation, Defaults, etc........................21
               6.2.7.  Notices under Material Agreements..........................21
               6.2.8.  Information Provided to Stockholders.......................21
               6.2.9.  Other Information..........................................22
               6.2.10. Interview and Advisory Rights..............................22
               6.2.11. Annual Meeting.............................................22
      6.3.     Merger, Consolidation and Sale of Assets...........................22
      6.4.     Stock Issuance, etc................................................23
      6.5.     Transactions with Affiliates.......................................23
      6.6.     Closing Costs......................................................23
      6.7.     Subsidiaries Closures and Spin-offs................................23
               6.7.1.  Anceta.com.................................................23
               6.7.2.  FilmStuff.com, LLC.........................................24
               6.7.3.  Powertrust.com, Inc........................................24
               6.7.4.  Specific Enforcement.......................................24


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
      6.8.     Series A Notes Conversion..........................................24
      6.9.     Employee Nondisclosure Agreements..................................24

7.    INVESTOR REPRESENTATIONS; RESTRICTIONS ON TRANSFER..........................25
      7.1.     Representations and Warranties of the Investors....................25
      7.2.     Home Office Payment................................................25
      7.3.     Replacement of Lost Securities.....................................25
      7.4.     Transfer, Exchange and Conversion of Investor Securities...........26
      7.5.     Restrictions on Transfer...........................................26
               7.5.1. Restrictive Legend..........................................26
               7.5.2. Notice of Proposed Transfer; Opinions of Counsel............27
               7.5.3. Termination of Restrictions.................................27

8.    EXPENSES, ETC...............................................................27
      8.1.     Expenses...........................................................27
      8.2.     Mutual Indemnification.............................................28
      8.3.     Survival...........................................................28

9.    NOTICES.....................................................................28

10.   CONFIDENTIALITY.............................................................29

11.   AMENDMENTS AND WAIVERS......................................................29

12.   SURVIVAL AND TERMINATION OF COVENANTS.......................................29

13.   SERVICE OF PROCESS..........................................................29

14.   WAIVER OF JURY TRIAL........................................................30

15.   GENERAL.....................................................................30


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                                TABLE OF EXHIBITS

1                 Investors, Preferred Stock and Purchase Price

2.1               Certificate of Designation

3.3               Opinion of Counsel to the Company

3.7A              Amendment to Certificate of Incorporation

3.7B              Amendments to Certificates of Designation

                                DISCLOSURE LETTER

5.1.1             Stock Option Plans

5.1.2             Employees Executing Non-Competes

5.2.2             Subsidiaries

5.3.1             Capitalization and Stock Ownership

5.3.2             Options

5.3.3             Capital Stock of Subsidiaries

5.3.4             Subsidiary Options, etc.

5.4               Pro Forma Balance Sheet

5.5.2             Extraordinary Transactions

5.7               Taxes

5.8               Contracts, etc.

5.9               Litigation

5.11              Consents

5.13              Hazardous Waste Sites


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
5.14              Employee Benefit Plans

5.17              Broker's Fees



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



                          SECURITIES PURCHASE AGREEMENT

                            Series D Preferred Stock


         This Agreement, dated as of March 13, 2000, is among Digital Commerce Corporation, a Delaware corporation (the "Company"), Weston Presidio Capital III, L.P., a Delaware limited partnership, Highland Capital Partners V Limited Partnership, a Delaware limited partnership, and the other Investors set forth in Exhibit 1 hereto. The parties agree as follows:

1. DEFINITIONS. Certain capitalized terms are used in this Agreement as specifically defined below in this Section 1. Except as the context otherwise explicitly requires, (a) the capitalized term "Section" refers to sections of this Agreement, (b) the capitalized term "Exhibit" refers to exhibits to this Agreement, (c) references to a particular Section include all subsections thereof, (d) the word "including" shall be construed as "including without limitation", (e) accounting terms not otherwise defined herein have the meaning provided under GAAP, (f) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect and (g) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement and the other Investor Agreements. References to "the date hereof" mean the date first set forth above.

         1.1.     "Adjustment Date" is defined in Section 6.7.3.

         1.2. "Affiliate" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall include (a) any Person who is an executive officer, director or beneficial holder of at least 10% of the outstanding capital stock of the Company (or other specified Person), (b) any Person of which the Company (or other specified Person) or an Affiliate (as defined in clause (a) above) of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of the outstanding equity securities or constitute at least a 10% participant, and (c) in the case of a specified Person who is an individual, Members of the Immediate Family of such Person; provided, however, that the Investors shall not be Affiliates of the Company for purposes of this Agreement.

         1.3.     "Balance Sheet" is defined in Section 5.4.

         1.4.     "Balance Sheet Date" is defined in Section 5.4.

         1.5.     "Board" shall mean the Board of Directors of the Company.

         1.6. "By-laws" means all written rules, regulations, procedures and by-laws and all other similar documents, relating to the management, governance or internal regulation of a Person other than an individual, each as from time to time amended or modified.

         1.7.     "Certificate of Designation" is defined in Section 2.1.

         1.8. "Charter" means the articles of organization, certificate of incorporation, statute, constitution, joint venture or partnership agreement, management agreement or other charter of any Person other than an individual, each as from time to time amended or modified.

         1.9.     "Closings" is defined in Section 2.4.

         1.10. "Closing Costs" means the sum of expenses recognized in the Company's fiscal periods ending after the Balance Sheet Date for amortization of transaction expenses, including investment banker's fees and legal fees and expenses relating to the financings contemplated by the Investor Agreements and the transactions contemplated by the Material Agreements.

         1.11.    "Closing Dates" is defined in Section 2.4.

         1.12.    "Code" means the federal Internal Revenue Code of 1986.

         1.13. "Common Stock" means the common stock, $0.01 par value, of the Company.

         1.14.    "Company" is defined in the Preamble.

         1.15.    "Company Indemnitees" is defined in Section 8.2.2.

         1.16. "Consolidated", when used with reference to any term, means that term as applied to the accounts of the Company or other indicated Person and each of its respective Subsidiaries, consolidated or combined in accordance with GAAP after eliminating all inter-company items and with appropriate deductions for minority interests in Subsidiaries.

         1.17. "Contractual Obligation" means, with respect to any Person, any contracts, agreements, deeds, mortgages, leases, licenses, other instruments, commitments, undertakings, arrangements or understandings, written or oral, or other documents, including any Charter or By-law provisions and any document or instrument evidencing indebtedness, to which any such Person is a party or otherwise subject to or bound by or to which any asset of any such Person is subject.


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         1.18.    "Disclosure Letter" means the letter provided by the Company to the Investors which sets forth certain exceptions to the representations and warranties set forth in Section 5.

         1.19. "Distribution" means (a) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Company, any of its Subsidiaries or other specified Person, other than dividends payable solely in shares of the common stock of the payor; (b) the purchase, redemption or other retirement of any shares of any class of capital stock of the Company, any of its Subsidiaries or other specified Person directly, or indirectly through a Subsidiary or otherwise; or (c) any other distribution on or in respect of any shares of any class of capital stock of the Company, any of its Subsidiaries or other specified Person.

         1.20. "Employee Benefit Plan" means each "employee benefit plan" as defined in section 3(3) of ERISA, maintained or contributed to by the Company or any member of an ERISA Group in which the Company is a member, or in which the Company or any member of an ERISA Group in which the Company is a member participates or participated and which provides benefits to employees of the Company or their spouses or covered dependents or with respect to which the Company has or may have a material liability, including (i) any such plans that are "employee welfare plans" as defined in section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in section 3(2) of ERISA.

         1.21. "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

         1.22. "ERISA" means the federal Employee Retirement Income Security Act of 1974.

         1.23. "ERISA Group", with respect to any entity, means any Person which is a member of the same "controlled group" or under "common control", within the meaning of section 414(b) or (c) of the Code or section 4001(b)(1) of ERISA, with such entity.

         1.24.    "Exchange Act" means the federal Securities Exchange Act of
1934.

         1.25. "GAAP" means generally accepted accounting principles, promulgated by the Financial Accounting Standards Board as in effect from time to time, applied on a basis consistent with that used in preparation of the financial statements referred to in Section 4.4.

         1.26.    "Hazardous Material" is defined in Section 5.13.

         1.27. "Highland" means Highland Capital Partners V Limited Partnership, a Delaware limited partnership, Highland Capital Partners V-B Limited Partnership, a Delaware limited partnership, and Highland Entrepreneurs' Fund V Limited Partnership, a Delaware limited partnership.

         1.28. "Highland Holders" means holders of Investor Securities originally issued to Highland or issued upon conversion, exercise, transfer or exchange of Investor Securities originally issued to Highland.

         1.29.    "Initial Closing" is defined in Section 2.3

         1.30.    "Initial Closing Date" is defined in Section 2.3

         1.31. "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, designs, methodologies, data bases and computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registration of patents, trademarks, service marks and copyrights.

         1.32.    "Investment" means, with respect to any entity or business,
(a) the acquisition for value of any share of capital stock, evidence of Indebtedness or other security issued issued by such entity or business, (b) any loan, advance, or extension of credit to, or contribution to the capital of, or on behalf of such en or business, (c) any purchase or commitment to purchase assets on behalf of such entity or business, (d) payment of any expenses, obligations or liabilities on behalf of such entity or business whether or not incurred in the ordinary course of business (including the payment of obligations under leases and contracts to the extent the benefits of such leases or contracts are enjoyed by such entity or business and (e) salaries and benefits of and other expenses relating to employees performing services on behalf of such entity or business, including benefits and advances to employees for travel expenses, drawing accounts and similar expenditures.

         1.33. "Investor Agreements" means this Agreement, the Certificate of Designation, the Stockholders Agreement, the Registration Rights Agreement, any other agreement or instrument entered into between the Company and the Investors in connection with the transactions contemplated hereby and any amendment or modification to any of the foregoing.

         1.34.    "Investor Indemnitees" is defined in Section 8.2.1.

         1.35.    "Investor Securities" is defined in Section 2.1.

         1.36. "Investors" means the holders of Investor Securities, the original holders of which are listed in Exhibit 1.


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         1.37.    "IPO" means the initial closing of the first registered,
underwritten public offering of equity securities of the Company on Form S-1 or any successor form.

         1.38. "Legal Requirement" means any federal, state, local or foreign law, statute, ordinance, code, order, rule, regulation or any final order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing.

         1.39. "Lien" means (a) any mortgage, pledge, lien, charge, security interest or other similar encumbrance upon any property or assets of any character, or upon the income or profits therefrom; or (b) any conditional sale or other title retention agreement or similar arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

         1.40. "Margin Stock" means "margin stock" within the meaning of any regulation, interpretation or ruling of the Board of Governors of the Federal Reserve System, all as from time to time in effect.

         1.41. "Material Adverse Effect" means a material adverse effect upon the business, assets, financial condition, income or prospects of the Company and its Subsidiaries on a Consolidated basis.

         1.42.    "Material Agreements" is defined in Section 5.1.

         1.43. "Members of the Immediate Family," as applied to any individual, means each parent, spouse, child, brother, sister or the spouse of a child, brother or sister of the individual, and each trust or family limited partnership created for the benefit of one or more of such persons.

         1.44. "Pension Plan" means each pension plan (as defined in section 3(2) of ERISA) established or maintained, or to which contributions are or were made, by the Company or any of its Subsidiaries or former Subsidiaries, or any Person which is a member of the same ERISA Group with any of the foregoing.

         1.45. "Person" means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization, business trust, limited liability company and any governmental department or agency or political subdivision.

         1.46.    "Powertrust Adjustment Event" is defined in Section 6.7.3.

         1.47. "Preferred Director" is defined in Section 4 of the Stockholders Agreement.


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         1.48.    "Preferred Stock" means the Series B Preferred Stock, the
Series C Preferred Stock and the Series D Preferred Stock.

         1.49. "Principal Holder" means each original holder of Series D Preferred Stock set forth on Exhibit 1 (and their Affiliates) so long as it holds Investor Securities having an aggregate initial purchase price of at least $6,000,000 and, for purposes only of Section 6.1.1, SAP Investments, Inc. so long as it holds any Investor Securities.

         1.50. "Qualified Public Offering" is defined in section 7.2 of the Certificate of Designation.

         1.51.    "Registration Rights Agreement" is defined in Section 3.1.

         1.52. "Required Holders" means the holders at the relevant time (excluding the Company or any of its Subsidiaries) of at least a majority of the voting power of all classes and types of Investor Securities (calculated to give pro forma effect to the conversion of all Series D Preferred Stock), voting together as a single class.

         1.53. "Remedy Event" is defined in section 7 of the Certificate of Designation.

         1.54.    "Second Closing" is defined in Section 2.4

         1.55.    "Second Closing Date" is defined in Section 2.4.


         1.56.    "Securities Act" means the federal Securities Act of 1933.

         1.57. "Series B Preferred Stock" means the Series B Convertible Preferred Stock, par value $0.01 per share of the Company.

         1.58. "Series C Preferred Stock" means the Series C Convertible Preferred Stock, par value $0.01 per share, of the Company.

         1.59. "Series D Preferred Stock" means the Series D Redeemable Convertible Preferred Stock, par value $0.01 per share, of the Company.

         1.60. "Spin-Off" means with respect to any entity or business, the distribution to the holders of capital stock of the Company of the equity interests of such entity or assets comprising such business such that, immediately after such distribution, such entity or business (or the assets and liabilities relating thereto) would not be required to be disclosed on a balance sheet of the Company in any manner (whether prepared on a consolidated basis or otherwise) and the Company shall have no obligation to make any Investment in or have any other obligation or liability with respect to, such entity or business on or after the date of such Spin-Off, including payment of salaries and benefits of employees performing services on behalf of such entity or business, obligations under contracts relating to or benefitting such entity or business (e.g., payment of rent for office space or other real estate used by such entity or business, and any trade payables or other current liabilities in respect of goods, services or assets benefitting such entity or business, but specifically excluding and permitting an administrative services agreement and tax allocation agreement in customary form on arm's length terms approved by the Board of Directors of the Company, including the Preferred Directors whose approval will not be unreasonably withheld.

         1.61.    "Stockholders Agreement" is defined in Section 3.1.

         1.62. "Stockholders' Equity" means, at any date, stockholders' equity of the Company and its Subsidiaries determined in accordance with GAAP on a Consolidated basis, excluding the effect of any foreign currency translation adjustments.

         1.63.    "Stock Option Plans" is defined in Section 5.1.1.

         1.64. "Subsidiary" means any Person of which the Company or other specified Person now or hereafter shall at the time (a) own directly or indirectly through a Subsidiary at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or (b) constitute a general partner.

         1.65. "Welfare Plan" means each welfare plan as defined in section 3(1) of ERISA established or maintained, or to which any contributions are or were made, by the Company or any of its Subsidiaries or any Person which is a member of the same ERISA Group with any of the foregoing.

         1.66. "WPC" means Weston Presidio Capital III, L.P., a Delaware limited partnership, and Weston Presidio Entrepreneur Fund, L.P., a Delaware limited partnership.

         1.67. "WPC Holders" means holders of Investor Securities originally issued to WPC or Investor Securities issued upon conversion, exercise, transfer or exchange of Investor Securities originally issued to WPC.

2.       SALE AND PURCHASE OF SECURITIES.

         2.1. Investor Securities. The Series D Preferred Stock being purchased by the Investors hereunder, together with any securities issued with respect thereto, upon exercise, conversion or transfer thereof or in exchange therefor, including the Common Stock issuable upon conversion of the Series D Preferred Stock, are collectively referred to as "Investor Securities"; provided, however, that once any such securities have been sold in a public offering or pursuant to Rule 144 promulgated under the Securities Act, they shall cease to be Investor Securities for all purposes of this Agreement. The powers, preferences and rights of the Series D Preferred Stock are set forth in the Company's Charter as amended through the date hereof, including the Certificate of Designation, Preferences and Rights for the Series D Preferred Stock in the form set forth in Exhibit 2.1 (the "Certificate of Designation").

         2.2. Agreement to Sell and Purchase. In reliance on the Investors' representations and warranties contained in Section 7, and subject to all of the terms and conditions hereof, the Company agrees to issue and sell to the Investors and, subject to all of the terms and conditions hereof and in reliance on the representations and warranties of the Company set forth or referred to herein, the Investors severally, and not jointly or jointly and severally, agree to purchase at the Closing the Investor Securities specified in Exhibit 1 for each Investor at the purchase price, payable by wire transfer of immediately available funds, so specified in such Exhibit. The Company shall have the right to terminate this Agreement at the Closing without recourse or liability if the total purchase price set forth in Exhibit 1 is not delivered at the Closing for any reason.

         2.3. Closing. The initial closing of the purchase and sale of Investor Securities (the "Initial Closing") shall take place in Reston, Virginia at the offices of Digital Commerce Corporation on March 13, 2000 (the "Initial Closing Date") or at such other place and on such other date as the Company and the Investors may agree upon. At the Initial Closing, the Company will deliver to the Investors certificates evidencing the respective Investor Securities set forth in Exhibit 1 for the Initial Closing against payment of the purchase price therefor.

         2.4. Second Closing. The second closing of the purchase and sale of Investor Securities (the "Second Closing") shall take place in Boston, Massachusetts at the offices of Ropes & Gray on or after March 22, 2000 (the "Second Closing Date") or at such other time and place as the Company and the Investors in the Second Closing may agree upon. At the Second Closing, the Company will deliver to the Investors certificates evidencing the respective Investor Securities set forth in Exhibit 1 for the Second Closing against payment of the purchase price therefor (it being understood that the amount of Investors Securities to be purchased at the Second Closing shall be either $18,000,000 in the event CMGI, Inc. purchases Investor Securities at the Second Closing or $3,500,000 in the event CMGI, Inc. does not purchase Investor Securities at the Second Closing). The Initial Closing and the Second Closing are referred to collectively as the "Closings" and the Initial Closing Date and the Second Closing Date are referred to collectively as the "Closing Dates."

         2.5. Use of Proceeds. The Company covenants that it will apply the cash proceeds from the sale of the Investor Securities solely for the following lawful purposes: (a) transaction costs and (b) working capital and capital expenditures as provided for in the Company's business plan, approved from time to time by the Board. No portion of such proceeds will be used to acquire or maintain Margin Stock.

3. CONDITIONS TO PURCHASE. The Investors' several obligations to purchase the Investor Securities pursuant to this Agreement on the Closing Date are subject to the satisfaction, on or prior to each Closing Date, of the following conditions:


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
         3.1. Investor Agreements. The Company and its stockholders (other than the Investors) party thereto shall have duly authorized, executed and delivered to the Investors the following agreements:

                  (a) Stockholders Agreement dated as of the Initial Closing Date among the Company, the Investors and certain other stockholders of the Company (as from time to time in effect, the "Stockholders Agreement").

                  (b) Registration Rights Agreement dated as of the Initial Closing Date among the Company, the Investors and certain other stockholders of the Company (as from time to time in effect, the "Registration Rights Agreement").

         3.2. Investor Securities. The Company shall have issued to the Investors shown on Exhibit 1 the number of shares of Series D Preferred Stock shown opposite their names in Exhibit 1 for the aggregate consideration as shown in Exhibit 1.

         3.3. Legal Opinion. On each Closing Date, the Investors shall have received from Winstead Sechrest & Minick P.C., counsel to the Company and its Subsidiaries, their opinion in substantially the form of Exhibit 3.3.

         3.4. Representations and Warranties; Officer's Certificate. The representations and warranties of the Company contained herein shall be true and correct on and as of each Closing Date with the same force and effect as though originally made on and as of such Closing Date; between the Balance Sheet Date and the Closing Date, no Material Adverse Effect shall have occurred (in the judgment of the Required Holders); the Company shall have performed all obligations required to be performed by it under the Investor Agreements and the Material Agreements; and the Investors shall have received on such Closing Date a certificate to these effects signed by the President or Chief Financial Officer of the Company.

         3.5. Key Executive Insurance. The Company will have in full force and effect as the owner thereof on each Closing Date a key executive life insurance policy with a financially sound and reputable insurer in the aggregate amount of $3,000,000 covering the life of Tony Bansal, the proceeds of which shall be payable to the Company. Such policy shall not be cancelable without at least 30 days' written notice from the insurer to WPC.

         3.6. Legality; Governmental Authorization. The purchase of the Investor Securities shall not be prohibited by any law or governmental order or regulation, and shall not subject the Investors to any penalty or tax (other than a penalty or tax that has been reimbursed by the Company). All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations or filings with, any governmental or administrative agency or of any other Person, if any, with respect to any of the transactions contemplated by this Agreement or the other Investor Agreements, the absence of which could have a Material Adverse Effect, shall have been duly obtained or made and shall be in full force and effect.

         3.7. Amendment of Certificate of Incorporation; Series B and C Notes. The Certificate of Incorporation of the Company shall have been amended as provided for in Exhibit 3.7A and all issued and outstanding Series B and C Notes shall have been paid in full or shall have been converted into Series B Preferred Stock or Series C Preferred Stock, as applicable, having the powers, rights and preference set forth in the amended Certificate of Designation attached hereto as Exhibit 3.7B.

         3.8. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement, the other Investor Agreements and the Material Agreements shall be reasonably satisfactory in form and substance to the Required Holders, and the Investors shall have received copies of all documents, including records of corporate proceedings and officers certificates, which the Required Holders may have reasonably requested in connection therewith.

4. CONDITIONS TO COMPANY'S OBLIGATIONS. The Company's obligations pursuant to this Agreement on each Closing Date are subject to the satisfaction, on or prior to such Closing Date, of the following conditions:

         4.1. Representations and Warranties. The representations and warranties of each of the Investors contained herein shall be true and correct on and as of such Closing Date with the same force and effect as though originally made on and as of such Closing Date; and each of the Investors shall have performed all obligations required to be performed by each of them under the Investor Agreements.

         4.2. Legality, Governmental Authorization. The purchase of the Investor Securities shall not be prohibited by any law or governmental order or regulation applicable to the Investors. The Investors shall have obtained or made all necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations or filings with, any governmental or administrative agency or of any other Person, if any, with respect to any of the transactions contemplated by this Agreement or the other Investor Agreements.

5. REPRESENTATIONS AND WARRANTIES. In order to induce the Investors to enter into this Agreement and to purchase the Investor Securities hereunder, the Company represents and warrants to the Investors as follows:

         5.1. Material Agreements. The Company has furnished to the Investors correct and complete copies of the documents listed below, all of which have been executed on or prior to the date hereof and any amendments thereto, modifications thereof or waivers granted thereunder. The documents listed below are referred to collectively as the "Material Agreements". References to any of the Material Agreements mean the Material Agreements in the form so furnished to the Investors, without regard to any amendment, modification, waiver or termination of such document which is made or otherwise becomes effective after the date hereof, and shall include other documents, exhibits and schedules which are attached thereto or incorporated therein by reference:

                  5.1.1. The Executive Retention Plan, the 1998 Stock Option Plan, the 1996 Stock Option Plan and the related forms of stock option agreements in substantially the forms attached to Section 5.1.1 of the Disclosure Letter (the "Stock Option Plans"), indicating the allocation of a total of 6,477,847 shares of Common Stock to be reserved for options to be granted to outside directors, directors selected by the Company's management (which directors are not also employees or officers of the Company), officers, executives or other employees approved by the Board of Directors.

                  5.1.2. Employment Agreements and non-competition agreements dated on or about the date hereof between the Company and each of the employees listed on Section 5.1.2 of the Disclosure Letter of this Agreement.

         Other than customary subscription agreements with respect to the issuance of shares of Common Stock to the stockholders listed in Section 5.3.1 of the Disclosure Letter or as otherwise set forth in Section 5.3.1 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement or understanding affecting the capital stock of the Company or its Subsidiaries or the voting thereof which is not a Material Agreement or an Investor Agreement or specifically contemplated by or referred to in the Material Agreements or the Investor Agreements.

         5.2.     Organization and Subsidiaries; Business.

                  5.2.1. The Company. The Company is a duly organized and validly existing corporation in good standing under the laws of Delaware. The Company has all necessary corporate power and authority to enter into and perform this Agreement and the other Investor Agreements and Material Agreements to which it is party, to issue and sell the Investor Securities to be issued and sold by it hereunder, and to carry on the businesses now conducted or presently proposed to be conducted by it. The Company has taken all corporate action necessary to authorize the Investor Agreements and Material Agreements to which it is party and the issuance of the Investor Securities to be issued and sold by it hereunder. The Investor Agreements and Material Agreements to which the Company is party and the Investor Securities to be issued and sold by the Company hereunder have been duly executed and delivered by the Company and are the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and
         (ii) as
         limited by equitable principles which may affect the availability of specific performance, injunctive relief or other equitable remedies.

                  5.2.2. Subsidiaries. The Company does not own or control, directly or indirectly, or have an interest in, any other corporation, partnership, association or business entity, except for the corporations, limited liability companies, partnerships or joint ventures described in Section 5.2.2 of the Disclosure Letter.

         5.3.     Capitalization.

                  5.3.1. Capital Stock of the Company. The authorized capital stock of the Company is set forth in Section 5.3.1 of the Disclosure Letter. On the Closing Date, after giving effect to the issuance of the Investor Securities and the consummation of the transactions contemplated by the Investor Agreements, the Company will have no outstanding capital stock except for the shares of Common Stock and Preferred Stock owned beneficially and of record as set forth in
         Section 5.3.1 of the Disclosure Letter, all of which will be validly issued, fully paid, nonassessable and, to the best knowledge of the Company, subject to no lien or restriction on transfer, except restrictions on transfer imposed by the Investor Agreements and applicable securities laws or as otherwise set forth in Section 5.3.1 of the Disclosure Letter.

                  5.3.2. Options, etc. Other than as set forth in Section 5.3.2 of the Disclosure Letter, or in the Investor Agreements or Material Agreements, the Company does not have outstanding (a) any rights (either preemptive or otherwise) or options to subscribe for or purchase, or any warrants or other agreements providing for or requiring the issuance of, any capital stock or any securities convertible into or exchangeable for its capital stock, (b) any obligation to repurchase or otherwise acquire or retire any of its capital stock, any securities convertible into or exchangeable for its capital stock or any rights, options or warrants with respect thereto,
         (c) any rights to require the Company to register the offering of any of its securities under the Securities Act or (d) any restrictions on voting any of the Company's securities.

                  5.3.3. Capital Stock of the Subsidiaries. The authorized capital stock of each Subsidiary of the Company is set forth in Section
         5.3.3 of the Disclosure Letter. Except as set forth in Section 5.3.3 of the Disclosure Letter, each such Subsidiary has no outstanding capital stock except for shares of capital stock owned beneficially and of record by the Company, all of which will be validly issued, fully paid, nonassessable and subject to no lien or restriction on transfer, except restrictions on transfer imposed by the Investor Agreements, the Material Agreements and applicable securities laws and Liens.

                  5.3.4. Subsidiary Options, etc. Except as set forth in Section
         5.3.4 of the Disclosure Letter, none of the Company's Subsidiaries has outstanding (a) any rights

         (either preemptive or otherwise) or options to subscribe for or purchase, or any warrants or other agreements providing for or requiring the issuance of, any capital stock or any securities convertible into or exchangeable for its capital stock, (b) any obligation to repurchase or otherwise acquire or retire any of its capital stock, any securities convertible into or exchangeable for its capital stock or any rights, options or warrants with respect thereto,
         (c) any rights to require the Subsidiary to register the offering of any of its securities under the Securities Act or (d) any restrictions on voting any of the Subsidiary's securities.

         5.4. Reports, Financial Statements and Other Documents. The Investors have been furnished with complete and correct copies of the following:

                  (a) Unaudited Consolidated balance sheet (the "Balance Sheet") of the Company and its Subsidiaries as of December 31, 1999 (the "Balance Sheet Date"), together with the related statements of income, cash flows and stockholders' equity for the year then ended.

                  (b) Unaudited Consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2000, together with the related statement of income for the one-month period then ended.

         The financial statements referred to in clauses (a) and (b) above have been prepared in accordance with GAAP and fairly present the financial condition of the Company and its Subsidiaries at the dates thereof and the results of their operations for the periods covered thereby, subject to normal year-end adjustments and the addition of footnotes in the case of the financial statements referred to in clause (b) above. Except as set forth in Section 5.4 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any material liabilities, contingent or otherwise, which are not referred to in the Balance Sheet.

         5.5.     Changes in Condition. Since the Balance Sheet Date:

                  5.5.1. Material Adverse Effect. No Material Adverse Effect has occurred.

                  5.5.2. Extraordinary Transactions, etc. Except as set forth in
         Section 5.5.2 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has (a) declared any dividend or other distribution on any shares of its capital stock, (b) made any payment (other than compensation of its directors, officers and employees at rates in effect prior to the Balance Sheet Date or for bonuses accrued in accordance with normal practice prior to the Balance Sheet Date) to any of its Affiliates, (c) increased the compensation, including bonuses and benefits, payable or to be payable to any of its directors, officers, employees or Affiliates by more than 10%, or (d) entered into any Contractual Obligation, or entered into or performed any other transaction, not in the ordinary and usual course of business and consistent with past practice, other than as specifically contemplated by this Agreement.

         5.6. Solvency. After giving effect to the financing contemplated hereby, the Company is solvent (within the meaning contemplated by section 548 of Title 11 of the United States Code and any similar state statutes which may be applicable).

         5.7. Taxes. Except as set forth in Section 5.7 of the Disclosure Letter, since March 1, 1995, each of the Company and its Subsidiaries has filed all material tax returns and other tax information which are required to be filed by it and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to such returns or information or to any assessment received by it. Neither the Company nor any of its Subsidiaries has knowledge of any material additional assessments or any basis therefor. The Company reasonably believes that the charges, accruals and reserves on the Balance Sheet in respect of taxes or other governmental charges are adequate.

         5.8.     Contractual Obligations, etc.

                  5.8.1. Certain Contracts. Section 5.8 of the Disclosure Letter contains, together with a reference to the subparagraph pursuant to which each item is being disclosed, a correct and complete list of all material Contractual Obligations of the Company and its Subsidiaries of the types described below:

                           (a) All collective bargaining agreements; all
                  employment, profit sharing, profit participation, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plans or agreements; and all plans, agreements or practices which constitute "fringe benefits" to any of the employees of the Company or its Subsidiaries, including vacation programs, sick leave programs, group medical insurance, group life insurance, disability insurance and related benefits.

                           (b) All Contractual Obligations under which the
                  Company or its Subsidiaries are restricted from carrying on any business, venture or other activities anywhere in the world.

                           (c) All Contractual Obligations (including options)
                  to sell or lease (as lessor) any of the properties or assets of the Company or its Subsidiaries except in the ordinary course of business.

                           (d) All Contractual Obligations pursuant to which the
                  Company or its Subsidiaries guarantees any liability of any Person, or pursuant to which any Person guarantees any liability of the Company or its Subsidiaries.

                           (e) All Contractual Obligations with any Affiliate of
                  the Company or its Subsidiaries.

                           (f) All Contractual Obligations constituting license
                  agreements.

                           (g) All Contractual Obligations under which the
                  Company or any of its Subsidiaries leases real property or is obligated to lease or purchase real property.

                           (h) All Contractual Obligations of the Company or any
                  of its Subsidiaries relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien on, any asset of the Company or any of its Subsidiaries (except liens imposed by operation of law in favor of landlords, suppliers, mechanics or others who provide services to the Company).

                           (i) All Contractual Obligations pursuant to which the
                  Company or any of its Subsidiaries is committed to acquire a business or the stock (or other equity interests) of any Person or to merge or consolidate with any Person.

                  5.8.2. Nature of Contracts. All of the material Contractual Obligations of the Company and its Subsidiaries at the Closing are enforceable against the Company and, to its knowledge, the other parties thereto in accordance with their terms, except for Contractual Obligations the failure of which to be so enforceable has not resulted in and will not result in a Material Adverse Effect. To the Company's knowledge, neither the Company nor any of its Subsidiaries is now in default under, nor are there any liabilities arising from any breach or default by any Person prior to the date hereof of, any provision of any such Contractual Obligation other than breaches or defaults which, individually or in the aggregate, have not resulted, and are not reasonably likely to result, in a Material Adverse Effect.

                  5.8.3. Charter or By-Laws. Neither the Company nor any of its Subsidiaries is in violation of, or in default under, any provision of its Charter or By-Laws, other than violations or breaches which, individually or in the aggregate, have not resulted in and will not result in a Material Adverse Effect and the Investors have been furnished with copies of such Charter and By-Laws.

                  5.8.4. Insurance. Each of the Company and its Subsidiaries has insurance policies in full force and effect, written by reputable insurers licensed to write insurance in the states in which the Company and its Subsidiaries conduct their business, which insurance contracts provide for coverages which are customary in their respective businesses as to amount and scope.

                  5.8.5. Transactions with Affiliates. Other than as set forth in Section 5.8 of the Disclosure Letter, no Affiliate of the Company or its Subsidiaries is a competitor, customer or supplier of, or is party to any material Contractual Obligation with, the Company or any of its Subsidiaries.

         5.9. Litigation. Except as set forth in Section 5.9 of the Disclosure Letter, no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator, is pending or to the knowledge of the Company threatened (or to the knowledge of the Company does any basis exist therefor), against the Company or its Subsidiaries or, to the Company's knowledge, any officer of the Company or its Subsidiaries, which in the aggregate could result in any material liability or which may otherwise result in a Material Adverse Effect, or which seeks rescission of, seeks to enjoin the consummation of, or which questions the validity of, this Agreement or any other Investor Agreement or any of the transactions contemplated hereby or thereby. Neither the Company nor its Subsidiaries has been charged, nor to the Company's knowledge is it threatened to be charged, with infringement of any trademark, trade name, service mark, copyright, patent, patent right or other proprietary right of any Person.

         5.10. Violation of Other Instruments. Neither the execution and delivery of this Agreement or any other Investor Agreement by the Company or its Subsidiaries party thereto, nor the consummation of any of the transactions contemplated hereby or thereby, will (a) constitute a breach of or a default under any Contractual Obligation of the Company or any of its Subsidiaries or, to the actual knowledge of the Company's Chief Executive Officer and Chief Financial Officer, any officer of the Company or its Subsidiaries, (b) result in acceleration in the time for performance of any obligation of the Company or any of its Subsidiaries under any such Contractual Obligation, (c) result in the creation of any Lien upon any asset of the Company or any of its Subsidiaries,
(d) require any consent, waiver or amendment to any such Contractual Obligation that has not been obtained, (e) give rise to any severance payment, right of termination, securities repurchase right or other right under any such Contractual Obligation, or (f) violate or give rise to a default under any Legal Requirement, except for events or conditions described in clauses (a) through
(f) above which will not in the aggregate be reasonably likely to result in a Material Adverse Effect.

         5.11. Consents. No approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other Person is required to be made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or any other Investor Agreement, or any of the transactions contemplated hereby or thereby, other than filings described in Section 5.11 of the Disclosure Letter.

         5.12. Operations in Conformity With Law, etc. The operations of the Company and its Subsidiaries as now conducted are not in violation of, nor is the Company or any of its

Subsidiaries in default under, any Legal Requirements presently in effect, except for such violations and defaults as do not and will not, in the aggregate, have a Material Adverse Effect. The Company has received no notice of any such violation or default and has no knowledge of any basis on which the operations of the Company or its Subsidiaries, when conducted as currently proposed to be conducted after the Closing Date, would be held so as to violate or to give rise to any such violation or default. The Company and its Subsidiaries have all franchises, licenses, permits or other authority presently necessary for the conduct of their business as now conducted, except where the failure to obtain such franchises, licenses, permits or authority has not had nor would be reasonably likely to result in a Material Adverse Effect. Based on the facts presently known to the Company, all future expenditures on the part of the Company or its Subsidiaries required to meet the provisions of any presently existing Legal Requirement (including Legal Requirements relating to employment practices or to occupational or health standards or to environmental considerations) will not, in the aggregate, have a Material Adverse Effect.

         5.13. Environmental Matters. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable published rules and regulations of the United States Environmental Protection Agency and similar agencies in states in which the Company or its Subsidiaries conducts its business. No suit, claim, action or proceeding is now pending before any court, governmental agency or board or other forum or threatened by any Person for, and the Company and its Subsidiaries have received no written correspondence from any federal, state or local governmental authority with respect to, (a) noncompliance by the Company or its Subsidiaries with any environmental law, rule or regulation, (b) personal injury, wrongful death or other tortious conduct relating to materials, commodities or products used, sold, transferred or manufactured by the Company or its Subsidiaries (including products containing or incorporating asbestos, lead or other hazardous materials) or (c) the release into the environment by the Company or its Subsidiaries of any pollutant, toxic or hazardous material or waste (including any "hazardous substance" or "pollutant" or "contaminant" as defined in section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended) (collectively, "Hazardous Material") generated by the Company or its Subsidiaries whether or not occurring at or on a site owned, leased or operated by the Company or its Subsidiaries. Section 5.13 of the Disclosure Letter lists all waste disposal or dump sites, if any, at which any material amount of Hazardous Material generated by either the Company or its Subsidiaries have been disposed of or finally came to be located or lists the hauler who has taken such Hazardous Material from the Company for disposal, indicates all such sites which have been included (including as a potential or suspect site) in any published federal, state or local "superfund" or other list of hazardous or toxic waste sites and lists any material amount of Hazardous Material present at the Company's or any of its Subsidiaries' facilities. To the Company's knowledge, but without having conducted special boring or drilling, no material amount of Hazardous Material is present in any real property currently or formerly owned or leased by it or its Subsidiaries.

         5.14. ERISA Matters. Section 5.14 of the Disclosure Letter sets forth a complete list of all Employee Benefit Plans and all Welfare Plans applicable to the Company's and its Subsidiaries' employees. To the knowledge of the Company, each Employee Benefit Plan and Welfare Plan has been administered in substantial compliance with its terms and all applicable laws, including, the Code and ERISA, to the extent that failure to do so would have a Material Adverse Effect. The Company and its Subsidiaries have no obligation under any Welfare Plan to provide for the continuation of benefits (other than disability payments and medical benefits incurred for illness arising in the course of employment) for more than one year after retirement or other termination of employment, except as may be required pursuant to Code section 4980B regarding continuation coverage of health insurance or other similar laws regarding such continuation coverage. No "reportable events" within the meaning of section 4043 of ERISA have occurred with respect to any Employee Benefit Plan. No Pension Plan is a "multiemployer plan" as defined in ERISA. The present value of benefits liabilities as described in Title IV of ERISA of Employee Benefit Plans does not exceed the current value of such Employee Benefit Plans assets allocable to such benefits liabilities by more than $100,000, determined using actuarial methods and assumptions consistently applied in the ongoing administration of each such Employee Benefit Plan.

         5.15. Intellectual Property. Except as set forth in Section 5.15 of the Disclosure Letter, all protectable Intellectual Property rights of the Company which are, individually or in the aggregate, material to the Company and its Subsidiaries are valid and subsisting and are in full force and effect and enforceable. Except as set forth in Section 5.15 of the Disclosure Letter, neither the Company nor its Subsidiaries is party to or bound by any order, judgment, decree or stipulation which materially restricts the use or licenses of any Intellectual Property. Except as set forth in Section 5.15 of the Disclosure Letter, neither the Company nor its Subsidiaries has entered into any material agreement to indemnify any other person or entity against any charge of infringement of any patent, trademark, trade name, service mark, copyright or trade secret. Except as set forth in Section 5.15 of the Disclosure Letter, neither the Company nor its Subsidiaries is in breach of any license agreement, except for such breaches as have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as presently conducted and as proposed to be conducted does not, and will not, conflict with or infringe upon any Intellectual Property rights of any other person.

         5.16. Labor Relations. None of the employees of the Company or any of its Subsidiaries is presently represented by a labor union, and, to the Company's Knowledge, no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative. No controversies or disputes are pending between the Company or any of its Subsidiaries and any of its employees, except for such controversies and disputes as do not and will not, in the aggregate, have a Material Adverse Effect.

         5.17.    Filings, Broker's Fees, etc. Except as set forth in Section
5.17 of the Disclosure Letter, neither the Company nor any of its Subsidiaries is obligated to pay any broker's fee, finder's fee, investment banker's fee or other similar transaction fee in connection with any Investor Agreement or the transactions contemplated hereby or thereby.

         5.18. Governmental Regulation. Neither the Company nor its Subsidiaries is subject to regulation under the Investment Company Act of 1940, or subject to any statute or regulation which regulates the incurring of indebtedness by the Company for borrowed money.

         5.19. Margin Stock. Neither the Company nor its Subsidiaries owns any Margin Stock.

         5.20. Real Property Holding Corporation. Neither the Company nor its Subsidiaries is a "United States real property holding corporation," as defined in section 897(c)(2) of the Code and Treasury Regulation section 1.897-2(b).

         5.21. Disclosure. To the best knowledge of the Company, neither this Agreement, nor any agreement, certificate, statement or document furnished in writing by or on behalf of the Company to the Investors in connection herewith or therewith (other than the Company's Private Placement Memorandum, dated 1999) contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect. To the best knowledge of the Company, the Company's Private Placement Memorandum, dated 1999, as of the date of such preparation, does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in any material respect.

6. GENERAL COVENANTS. The Company covenants that, until the closing of a Qualified Public Offering it will comply, and will cause each of its Subsidiaries to comply, with the following provisions:

         6.1.     Covenants Relating to the Company's Board of Directors.

                  6.1.1. Board of Directors. The Board of Directors of the Company (a) shall meet at least once each fiscal quarter and each Principal Holder shall be notified at least 10 days in advance of such meetings of the Board of Directors and each Principal Holder (other than any such Principal Holder whom the Company has reasonably determined at the time of any such meeting is a competitor of the Company) shall have the right to have a representative attend all such meetings in a nonvoting observer capacity, and (b) shall establish and maintain an Audit Committee and a Compensation Committee, each of which committees shall include as a member a Preferred Director.

                  6.1.2. Directors Expenses. The Company will pay all direct out-of-pocket expenses reasonably incurred by any Preferred Director in attending each meeting of the Board of Directors, or any committee thereof. All director fees and incentives for directors who are not also employees or officers of the Company shall be payable at the same rate.

                  6.1.3. Indemnity. The Company and each of its Subsidiaries will adopt and maintain in their respective Charter or Bylaws provisions indemnifying the directors of each such Person to the fullest extent permitted by applicable law.

         6.2. Information and Reports to be Furnished. The Company and its Subsidiaries will maintain a system of accounting in which correct and complete entries will be made of all dealings and transactions in relation to their business and affairs in accordance with GAAP. Until a Qualified Public Offering occurs (except as otherwise provided below), the Company will furnish the following information to each holder of shares of Investor Securities holding Investor Securities with an aggregate original purchase price of at least $2 million; provided, however, that the Company shall not be obligated to provide to any such Principal Holder whom the Board reasonably determines is a competitor of the Company any competitively sensitive information provided the Company provides such Holder with written notice describing the nature of the information not being disclosed:

                  6.2.1. Annual Statements. As soon as available, and in any event within 120 days after the end of each fiscal year of the Company, the audited Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the audited Consolidated statements of income, stockholders' equity and cash flows for such year of the Company and its Subsidiaries, together with the consolidated figures for the preceding fiscal year, if any (all in reasonable detail) such statements being accompanied by the reports thereon of independent certified public accountants to the effect that such consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Company and its Subsidiaries as of the dates specified and the results of their operations and cash flows with respect to the periods specified.

                  6.2.2. Quarterly Reports. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Company, the unaudited Consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter and the Consolidated statements of income, stockholders' equity and cash flows for such quarter and the portion of the fiscal year then ended of the Company and its Subsidiaries, together with comparative Consolidated figures for the corresponding periods of the preceding fiscal year (all in reasonable detail).

                  6.2.3. Monthly Reports. As soon as practicable, and in any event within 45 days after the end of each calendar month, the financial statements of the Company and its Subsidiaries as of the end of such month in the form customarily prepared by management for internal use.

                  6.2.4. Annual Budgets. Not later than the end of each fiscal year of the Company a proposed month by month operating and capital budget for the following fiscal year of the Company, including a monthly balance sheet, projected cash flows, and a monthly profit and loss statement.

                  6.2.5. Officers' Certificates. Together with delivery of financial statements of the Company and its Subsidiaries pursuant to Sections 6.2.1 and 6.2.2 above as of the end of each fiscal quarter of the Company, a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, that such statements have been prepared in accordance with GAAP and present fairly in all material respects the Consolidated financial position of the Company and its Subsidiaries as of the dates specified and the Consolidated results of their operations and cash flows with respect to the periods specified (subject in the case of interim financial statements only to normal year-end audit adjustments and the addition of footnotes).

                  6.2.6. Notice of Litigation, Defaults, etc. The Company will promptly, and in any event within 10 days after the Company has knowledge of such event, give written notice to each Principal Holder of (a) any litigation or any administrative proceeding to which it or any of its Subsidiaries may hereafter become a party which after giving effect to applicable insurance is reasonably likely to result in a charge against income in excess of $25,000, (b) any resignation of or other change in executive management of the Company or any serious illness of any member of such executive management, and (c) any offers to purchase a majority (or greater) interest in the Company (whether by means of purchase of securities or assets or otherwise). The Company will promptly, and in any event within three days after any executive officer of the Company or any of its Subsidiaries obtains knowledge of any Remedy Event or material default by the Company under this Agreement, any other Investor Agreement or any other Contractual Obligation, furnish notice to each Principal Holder specifying the nature of such Remedy Event or material default and stating the action the Company has taken or proposes to take with respect thereto. Promptly after the receipt thereof, the Company will furnish to each Principal Holder copies of any reports as to inadequacies in accounting controls submitted by independent accountants.

                  6.2.7. Notices under Material Agreements. Prior to an IPO, the Company will furnish to the Principal Holders copies of all amendments, modifications, notices of defaults, waivers and consents given to it or to any of its Subsidiaries pursuant to any Material Agreement.

                  6.2.8. Information Provided to Stockholders. To the extent not previously provided, within 10 days after its release to stockholders, the Company will furnish the holders of Investor Securities with copies of all information, proxy statements, notices, reports and other stockholder material mailed to stockholders.

                  6.2.9. Other Information. From time to time prior to an IPO, upon the reasonable request of any authorized officer of any Principal Holder, the Company will furnish to any such authorized officer such information regarding the business, assets or financial condition of the Company and its Subsidiaries as such officer may reasonably request. Each such officer shall have the right during normal business hours at reasonable intervals and upon reasonable notice to examine the books and records of the Company and its Subsidiaries, to make copies and notes therefrom, and to make an independent examination of the books and records of the Company and its Subsidiaries at the expense of such Principal Holder and in a manner that does not interfere with the business operations of the Company and its Subsidiaries. The Principal Holders shall coordinate any visits under this Section 6.2.9 through the Company's Chief Financial Officer so as to minimize the number of separate visits by the respective Principal Holders.

                  6.2.10. Interview and Advisory Rights. For the purpose of conducting independent investigations pursuant to Section 6.2.9, prior to an IPO the Company shall make available to an authorized officer of any Principal Holder upon reasonable notice and at reasonable times, but no more often than quarterly, (a) the Chief Financial Officer or the Chief Executive Officer of the Company, and (b) any other officers, accountants and internal control personnel of the Company. The Company shall use reasonable efforts to make available any directors of the Company who are not officers. In addition, prior to an IPO the Principal Holders shall be permitted to consult with and advise management of the Company on significant business issues, including proposed annual operating plans. The Principal Holders shall coordinate any visits under this Section 6.2.10 through the Company's Chief Financial Officer so as to minimize the number of separate visits by the respective Principal Holders.

                  6.2.11. Annual Meeting. Within 90 days after the Company's annual financial statements are required to be furnished in accordance with Section 6.2.1 and on not less than 10 days prior written notice, the Company will hold an annual meeting for the benefit of its stockholders, including the holders of Investor Securities. At such annual meeting the principal executive, financial and operations officers of the Company and its Subsidiaries will present a review of, and will discuss with those in attendance, in reasonable detail, the general affairs, management, financial condition, results of operations and business prospects of the Company and its Subsidiaries.

         6.3. Merger, Consolidation and Sale of Assets. Without the consent of the Required Holders, neither the Company nor any of its Subsidiaries will become a party to or authorize any merger or consolidation, or sell, lease, sublease or otherwise transfer or dispose of all or substantially all of its assets, or enter into an agreement therefor, or enter into or authorize any liquidation, dissolution or recapitalization, except for:

                  6.3.1. The merger of a wholly owned Subsidiary of the Company into the Company or another wholly owned Subsidiary of the Company.

                  6.3.2. Sales of inventory in the normal course of business.

                  6.3.3. Other transactions receiving the prior written approval of the Required Investors.

         For purposes of this Section "all or substantially all of if its assets" shall mean assets having an aggregate fair market value of at least 50% of the total assets of the Company and its Subsidiaries as of the Balance Sheet Date or more which are sold, leased, subleased, transferred or disposed of after the date hereof.

         6.4. Stock Issuance, etc. Except with the prior written consent of the Required Holders, neither the Company nor any Subsidiary will (a) issue, sell, give away, transfer, assign or otherwise dispose of, (b) grant any rights (either preemptive or other) or options to subscribe for or purchase, or (c) enter into any agreements or issue any warrant providing for the issuance of any of the capital stock of the Company or any stock or securities convertible into or exchangeable for any of the capital stock of the Company having rights, privileges and preferences pari passu or senior to the Series D Preferred Stock, other than as specifically contemplated by the Investor Agreements or the Material Agreements.

         6.5. Transactions with Affiliates. Except for transactions expressly contemplated by the Investor Agreements or with respect to transactions to which the Required Holders have given their prior written consent, neither the Company nor any of its Subsidiaries shall effect any transaction with any Affiliate or any Member of the Immediate Family of such Affiliate other than the Company or any wholly owned subsidiary of the Company (except on terms no less favorable to the Company or any of its Subsidiaries than it could obtain in an arm's-length transaction with an unrelated party).

         6.6. Closing Costs. The fee paid to Prudential Securities in connection with the transactions contemplated by this Agreement shall not exceed the amount calculated in accordance with the letter agreement between the Company and Prudential Securities referred to in the Disclosure Letter and as previously furnished to the Investors.

         6.7.     Subsidiaries Closures and Spin-offs.

                  6.7.1. Anceta.com. Prior to the earlier of (a) May 15, 2000 or
         (b) a Qualified Public Offering, the Company shall have discontinued its Anceta.com operations and moved all Anceta.com personnel to its other operations. From March 1, 2000 to the earlier of (a) May 15, 2000 or (b) a Qualified Public Offering, the Company shall invest no more than $50,000 in its Anceta.com operations, whether to fund operations or otherwise.

                  6.7.2. FilmStuff.com, LLC. From March 1, 2000 to the earlier of (a) May 15, 2000 or (b) a Qualified Public Offering, the Company shall invest no more than $225,000 in its FilmStuff.com, LLC Subsidiary. Thereafter, the Company and its Subsidiaries shall make no further investments in FilmStuff.com, LLC and shall not contribute any employee services, office space, equipment, intellectual property or any other assets to FilmStuff.com, LLC.

                  6.7.3. Powertrust.com, Inc. On or prior to the earlier of (a) June 30, 2000 or (b) a Qualified Public Offering (the "Adjustment Date"), the Company shall Spin- Off its Powertrust.com, Inc. Subsidiary to its stockholders (including the Investors in respect of the Investor Securities) on terms reasonably satisfactory to the Required Holders. Prior to the Adjustment Date, the Company may make Investments in such Subsidiary up to an aggregate of $1,800,000 between March 1, 2000 and the Adjustment Date. If the Company has not accomplished the Spin-Off of Powertrust.com, Inc. on or prior to the Adjustment Date or the Company has made Investments in Powertrust.com, Inc. in excess of the amount provided in the previous sentence (a "Powertrust Adjustment Event"), then the Conversion Price shall be adjusted on the Adjustment Date as provided for in section 7.4.2 of the Certificate of Designation. Notwithstanding the foregoing adjustment, the Company shall remain obligated to immediately Spin-Off Powertrust.com, Inc. and in no event shall the Company make any further Investments in Powertrust.com, Inc. after the Adjustment Date.

                  6.7.4. Specific Enforcement. Without limiting any other rights under this Agreement or otherwise, the Investors shall have the right to specifically enforce their rights under this Section 6.7.

         6.8. Series A Notes Conversion. Prior to April 30, 2000 the Company shall have repaid its outstanding Series A Notes in an aggregate principal amount not to exceed $240,000 and shall convert or exchange any remaining outstanding Series A Notes into Common Stock.

         6.9. Employee Nondisclosure Agreements. From and after April 30, 2000 all employees of the Company shall be subject to nondisclosure, proprietary information, inventions and nonsolicitation agreements in favor of the Company.

7.       INVESTOR REPRESENTATIONS; RESTRICTIONS ON TRANSFER.

         7.1. Representations and Warranties of the Investors. In order to induce the Company to enter into this Agreement and to sell the Investor Securities hereunder, each of the Investors severally represents and warrants to the Company that:

                  (a) It is an "accredited investor" for purposes of Regulation D under the Securities Act and it is acquiring the Investor Securities at the Closing for investment for its own account, and not with a view to selling or otherwise distributing the Investor Securities in violation of the Securities Act; provided, however, that nothing shall prevent the Investors from transferring the Investor Securities in compliance with this Section 7.

                  (b) It has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof.

                  (c) It has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and has received (or had made available to it) any financial and business documents requested by it.

                  (d) It understands that (i) the Investor Securities purchased by it have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to section 4(2) thereof or Rules 505 or 506 under the Securities Act, (ii) such Investor Securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) such Investor Securities will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect.

                  (e) It has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

         7.2. Home Office Payment. All payments made in respect of the Investor Securities held by the Investors shall be paid by Company check or wired to the address shown on Exhibit 1, accompanied by sufficient information to identify the source and application thereof or by such other method or at such other address as the Investors shall have from time to time given timely notice of to the Company.

         7.3. Replacement of Lost Securities. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Investor Security and, in the case of any such loss, theft or destruction, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of a security held by any Investor or any institutional holder meeting the definition of qualified institutional buyer under

Rule 144A promulgated under the Securities Act or by such Investor's or such institutional holder's nominee, of an unsecured indemnity agreement from such Investor or such other holder reasonably satisfactory to the Company) or, in the case of any such mutilation, upon the surrender of the Investor Security for cancellation to the Company at its principal office, the Company at its expense will execute and deliver in lieu thereof a new security of like tenor. Any Investor Security in lieu of which any such new security has been so executed and delivered by the Company shall not be deemed to be outstanding for any purpose.

         7.4. Transfer, Exchange and Conversion of Investor Securities. The Company shall keep at its principal office a register in which shall be entered the names and addresses of the holders of the capital stock and other Investor Securities of the Company and particulars of the respective shares of Common Stock, Preferred Stock (including the classes thereof) and other Investor Securities held by them and of all transfers, exchanges, conversions and redemptions of such securities. Upon surrender at such office or such other place as shall be duly specified by the Company of any certificate representing shares of capital stock or instrument evidencing any other Investor Securities for exchange, conversion or (subject to compliance with the applicable provisions of this Agreement, including the conditions set forth in Section 7.5) transfer, the Company shall as appropriate issue, at its expense, one or more new certificates or instruments in such denomination or denominations as may be requested, and registered as such holder may request. Any certificate representing shares of capital stock or instrument evidencing any other Investor Securities surrendered for transfer shall be duly endorsed, or accompanied by a written instrument of transfer duly executed by the holder of such certificate or instruments or an attorney duly authorized in writing.

         7.5. Restrictions on Transfer. Investor Securities shall be transferable only upon satisfaction of the applicable conditions specified in this Section 7.5 or unless sold in an offering registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

                  7.5.1. Restrictive Legend. Except as otherwise permitted by
         Section 7.5.3, each certificate or instrument representing Investor Securities shall bear a legend in substantially the following form:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state, and may not be sold, or otherwise transferred, in the absence of such registration or an exemption therefrom under such Act and under any such applicable state laws. In addition, the shares represented by this certificate are subject to restrictions on transfer contained in a Securities Purchase Agreement dated as of March 13, 2000, a copy of which is available at the issuer's office and will be furnished free of charge to the holder hereof."

                  7.5.2. Notice of Proposed Transfer; Opinions of Counsel. Prior to any transfer of any Investor Securities other than pursuant to an effective registration statement under the Securities Act, the holder thereof will give written notice to the Company of such holder's intention to effect such transfer, describing in reasonable detail the manner of the proposed transfer. If any such holder delivers to the Company (a) an opinion of counsel in form and substance reasonably acceptable to the Company addressed to the Company to the effect that the proposed transfer may be effected without registration of such Investor Securities under the Securities Act or applicable state securities laws (or a certificate of an officer of such holder that the transfer is being made to a wholly owned Subsidiary of the holder's corporate parent) and (b) the written agreement of the proposed transferee to be bound by all of the terms and conditions of this Agreement (including this Section 7.5) applicable to the Investors, such holder shall thereupon be entitled, within 10 days thereafter, to transfer such Investor Securities in accordance with the terms of this Agreement and the notice delivered by such holder to the Company. Each certificate or instrument issued upon or in connection with such transfer shall bear the restrictive legend set forth in Section 7.5.1, in each case unless the restrictions on transfer provided for in
         Section 7.5 shall have terminated as to such Investor Securities pursuant to Section 7.5.3.

                  7.5.3. Termination of Restrictions. The restrictions imposed by Sections 7.5.1 and 7.5.2 upon the transferability of Investor Securities shall terminate as to any particular Investor Securities and any securities issued in exchange therefor or upon transfer thereof when, in the opinion of counsel reasonably acceptable to the Company, such restrictions are no longer required in order to assure compliance with the Securities Act. Whenever any of such restrictions shall terminate as to any Investor Securities, the holder thereof shall be entitled to receive from the Company, without expense, new certificates or instruments not bearing the legend set forth in Section 7.5.1.

8.       EXPENSES, ETC.

         8.1. Expenses. If the Closing occurs, the Company hereby agrees to pay (a) all reasonable out-of-pocket expenses incurred by the Investors in connection with the transactions contemplated by this Agreement, including without limitation travel expenses and the reasonable fees, expenses and disbursements of the Investors' counsel and other advisers in connection with the transactions contemplated by this Agreement, up to an aggregate of $75,000,
(b) all expenses incurred by any Investors in connection with any amendments or waivers (whether or not the same become effective) hereof, and (c) all taxes (other than taxes determined with respect to income), including any recording fees and filing fees and documentary stamp and similar taxes, at any time payable in respect of this Agreement, any other Investor Agreement or the initial issuance of the Investor Securities. In the event (i) the Investors are successful in a claim against the Company in connection with the enforcement in good faith of any rights hereunder or under any other Investor Agreements, the Company agrees to pay all expenses incurred by the Investors in connection with such enforcement, and (ii) the Company is successful in a claim initiated by the Investors against the Company in connection with the enforcement in good faith of any rights hereunder or under any other Investor Agreements, the Investors, severally, agree to pay all expenses incurred by the Company in connection with such enforcement pro rata in accordance with the relative number of Investor Securities held by each of them.

         8.2.     Mutual Indemnification.

                  8.2.1. The Company shall indemnify and hold the Investors and each of the Investors' partners, stockholders, officers, directors, employees, attorneys, accountants, consultants and agents (collectively, the "Investor Indemnitees") free and harmless from and against all actions, causes of action, suits, litigation, losses, liabilities and damages, investigations or proceedings instituted by any governmental agency or any other Person and expenses in connection therewith, including reasonable attorneys' fees and disbursements, incurred by any Investor Indemnitee as a result of, or arising out of, or relating to any claim for brokerage, finders, investment banking or similar fees incurred by the Company in connection with the transactions contemplated by this Agreement.

                  8.2.2. The Investors shall indemnify and hold the Company and each of the Company's partners, stockholders, officers, directors, employees, attorneys, accountants, consultants and agents (collectively, the "Company Indemnitees") free and harmless from and against all actions, causes of action, suits, litigation, losses, liabilities and damages, investigations or proceedings instituted by any governmental agency or any other Person and expenses in connection therewith, including reasonable attorneys' fees and disbursements, incurred by any Company Indemnitee as a result of, or arising out of, or relating to any claim for brokerage, finders, investment banking or similar fees incurred by the Investors in connection with the transactions contemplated by this Agreement.

         8.3. Survival. The obligations of the Company under this Section 8 shall survive the redemption, conversion, repurchase or transfer of any or all of the Investor Securities.

9. NOTICES. Any notice or other communication in connection with this Agreement or the Investor Securities shall be deemed to be delivered if in writing addressed as provided below and if either (a) actually delivered at such address, (b) in the case of a letter, seven business days shall have elapsed after the same shall have been deposited in the United States mails, postage prepaid and registered or certified, return receipt requested or (c) transmitted to any address outside of the United States, by telecopy and confirmed by overnight or two-day courier:

         If to the Company, to it at 11180 Sunrise Valley Drive, Suite 400, Reston, Virginia 20191, telecopy: (703) 391-9589, telephone: (703) 391-6300, or at such other address as the Company shall have specified by notice actually received by the Principal Holders.

         If to the Investors, to the Investors' respective addresses set forth on Exhibit 1, or at such other address as the Investors shall have specified by notice actually received by the Company, in each case with a copy to WPC and Highland.

         If to any other holder of record of any Investor Security, to it at its address set forth in the securities registers of the Company.

10. CONFIDENTIALITY. Each Investor will maintain the confidential nature of information obtained from the Company concerning the Company and its Subsidiaries and, except as contemplated by this Agreement, will not disclose or use such information, provided, however, that such Investor shall not be precluded from making disclosure regarding such information: (a) to counsel for WPC, Highland or any such Investor, accountants or other professional advisors on a need-to-know basis, (b) to any other Investor, (c) as required by law or applicable regulation, (d) to any permitted assignee of any Investor Securities after notice to the Company so long as such permitted assignee has agreed to be bound by this Section 10 or (e) to the extent such information has become publicly available other than as a result of the violation of this Section 10; provided, further, that in no event may any Investor disclose any such information which is competitively sensitive to any competitor of the Company.

11. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Required Holders. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each holder of any Investor Securities and the Company and each of its Subsidiaries.

12. SURVIVAL AND TERMINATION OF COVENANTS. All covenants, agreements, representations and warranties made herein or in any closing certificate or other certificate or written report delivered to the Investors pursuant to an express requirement hereof shall be deemed to have been material and relied on by the Investors, notwithstanding any investigation made by the Investors or on the Investors' behalf, shall survive the execution and delivery to the Investors hereof of the Investor Securities and shall terminate upon the closing of a Qualified Public Offering.

13. SERVICE OF PROCESS. Each of the Company and the Investors (a) irrevocably submits to the non-exclusive jurisdiction of the state courts of The State of Delaware and to the non-exclusive jurisdiction of the United States District Court for the District of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, any other Investor Agreement or the subject matter hereof or thereof brought by any party hereto or such party's successors or assigns, and (b) waives to the extent not prohibited by law that cannot be waived, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the Investor Securities, or the subject matter hereof or thereof, may not be enforced in or by such court.

14. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE INVESTORS AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT NEITHER THE COMPANY NOR THE INVESTORS WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER INVESTOR AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE INVESTORS AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company acknowledges that it has been informed by WPC and Highland that the provisions of this Section 14 constitute a material inducement upon which the Investors are relying and will rely in entering into this Agreement and purchasing the Investor Securities pursuant hereto. Any Investor or the Company may file an original counterpart or a copy of this Section 14 with any court as written evidence of the consent of the Investors and the Company to the waiver of its right to trial by jury.

15. GENERAL. If any provision of this Agreement is determined to be invalid or unenforceable, it will be deemed to be modified to the minimum extent necessary to be valid and enforceable. If it cannot be so modified, it will be deleted and the deletion will not affect the validity or enforceability of any other provision unless, as a result, the rights of any party are materially diminished or the obligations and burdens of any party are materially increased so as to be unjust or inequitable. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement, the other Investor Agreements and the other items referred to herein or therein constitute the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede all present and prior agreements, whether written or oral. This Agreement is intended to take effect as a sealed instrument and may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The State of Delaware, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Whether or not any express assignment has been made of this Agreement, provisions of this Agreement that are for the Investors' benefit as the holder of any Investor Securities are also for the benefit of, and enforceable by, all subsequent holders of Investor Securities.

         The undersigned have executed this Agreement under seal as of the date first above written.

                             DIGITAL COMMERCE CORPORATION


                             By   /s/ Tony Bansal
                                 ----------------------------
                                  Title: President


                             WESTON PRESIDIO CAPITAL III, L.P.

                             By:      WESTON PRESIDIO CAPITAL
                                      MANAGEMENT III, L.P., its General Partner

                                      By: /s/ Carlo A. von Schroeter
                                          --------------------------------------
                                          General Partner

                             WESTON PRESIDIO ENTREPRENEUR FUND, L.P.

                             By:      WESTON PRESIDIO CAPITAL
                                      MANAGEMENT III, L.P., its General Partner

                                      By: /s/ Carlo A. von Schroeter
                                          --------------------------------------
                                          General Partner

                             HIGHLAND CAPITAL PARTNERS V LIMITED
                             PARTNERSHIP

                             By:      HIGHLAND MANAGEMENT PARTNERS V
                                      LIMITED PARTNERSHIP, its General Partner

                             By:      HIGHLAND MANAGEMENT PARTNERS V,
                                      INC., its General Partner

                                      By: /s/ Illegible
                                          --------------------------------------
                                          Authorized Officer

                           HIGHLAND CAPITAL PARTNERS V-B LIMITED
                           PARTNERSHIP

                           By:      HIGHLAND MANAGEMENT PARTNERS V
                                    LIMITED PARTNERSHIP, its General Partner

                           By:      HIGHLAND MANAGEMENT PARTNERS V,
                                    INC., its General Partner

                                    By: /s/ Illegible
                                        ----------------------------------------
                                        Authorized Officer

                           HIGHLAND ENTREPRENEURS' FUND V
                           LIMITED PARTNERSHIP

                           By:      HEF V LIMITED PARTNERSHIP, its General
                                    Partner

                           By:      HIGHLAND MANAGEMENT PARTNERS V,
                                    INC., its General Partner

                                    By: /s/ Illegible
                                        ----------------------------------------
                                        Authorized Officer

                           eSENTINEL VENTURE CAPITAL, L.L.C.

                           By:  SENTINEL CAPITAL PARTNERS, L.P., its
                           member

                           By:  SENTINEL PARTNERS, L.P., its general
                           partner

                           By:  SENTINEL PARTNERS, INC., its general
                           partner


                                 By: /s/ Illegible
                                     -------------------------------------------
                                     Name:
                                     Title:

                            eSENTINEL VENTURE CAPITAL II, L.L.C.

                            By:  SENTINEL CAPITAL PARTNERS II, L.P., its
                            member

                            By:  SENTINEL PARTNERS II, L.P., its general
                            partner

                            By:  SENTINEL PARTNERS II, INC., its general
                            partner


                                     By: /s/ Illegible
                                         ---------------------------------------
                                         Name:
                                         Title:



                            FRANK E. RICHARDSON

                            /s/ Frank E. Richardson
                            ------------------------------------


                            MICHAEL J. MYERS

                            /s/ Michael J. Myers
                            ------------------------------------




                            SAP INVESTMENTS, INC.


                            By      /s/ Kevin S. McKay
                               ---------------------------------
                               Name:    Kevin S. McKay
                               Title:   Chief Executive Officer



                            ADAM SOLOMON

                            /s/ Adam Solomon
                            ------------------------------------

                               THE ROMAN ARCH FUND L.P.


                               By: /s/ Robert Willard
                                   ---------------------------------------------
                                   Robert Willard, its E.V.P.



                               THE ROMAN ARCH FUND II L.P.


                               By: /s/ Robert Willard
                                   ---------------------------------------------
                                   Robert Willard, its E.V.P.

                               CHELSEY CAPITAL CORP.


                               By: Stuart Feldman
                                   ---------------------------------------------
                                   Name:  Stuart Feldman
                                   Title: President

                                  RRE VENTURES II L.P.


                                  By: Andrew L. Zalasin
                                      ------------------------------------------
                                      Andrew L. Zalasin, its General Partner



                                  RRE VENTURES FUND II L.P.


                                  By: Andrew L. Zalasin
                                      ------------------------------------------
                                      Andrew L. Zalasin, its General Partner

                             EXHIBIT 1 TO SECURITIES
                               PURCHASE AGREEMENT


                                    Investors


                                                 Number of Shares
Name and Address                            of Series D Preferred Stock                 Purchase Price
----------------                            ---------------------------                 --------------

Weston Presidio Capital III, L.P.                    2,448,907                          $14,288,637.67
One Federal Street
Boston, MA 02210
    Telephone:     (617) 988-2500
    Telecopy:      (617) 988-2515

Weston Presidio Entrepreneur Fund, L.P.               121,902                           $   711,261.60
One Federal Street
Boston, MA 02210
Telephone:  (617) 988-2500
Telecopy:    (617) 988-2515

Highland Capital Partners V                          1,814,991                          $10,589,927.99
Limited Partnership
Two International Place
Boston, MA  02110
Telephone:  (617) 531-1500
Telecopy:  (617) 531-1550

Highland Capital Partners V-B                          467,887                          $ 2,729,980.28
Limited Partnership
Two International Place
Boston, MA  02110
Telephone:  (617) 531-1500
Telecopy:  (617) 531-1550

Highland Entrepreneurs' Fund V                         287,931                          $ 1,679,991.01
Limited Partnership
Two International Place
Boston, MA  02110
Telephone:  (617) 531-1500
Telecopy:  (617) 531-1550

eSentinel Venture Capital, L.L.C.                       51,373                          $   299,746.04
777 Third Avenue -- 32nd floor
New York, New York  10017
Telephone:  (212) 688-3100
Telecopy:    (212) 688-6513

eSentinel Venture Capital II, L.L.C.                   856,945                          $ 5,000,016.99
777 Third Avenue -- 32nd floor
New York, New York  10017
Telephone:  (212) 688-3100
Telecopy:    (212) 688-6513

Michael J. Myers                                        17,156                          $   100,100.11
First Century Partners
29 Airpark Road
Princeton, New Jersey  08540
Telephone:  (609) 683-8848
Telecopy:    (609) 683-8123

Frank E. Richardson                                     17,156                          $   100,100.11
F.E. Richardson & Co., Inc.
245 Park Avenue
New York, New York  10167
Telephone: (212) 490-9271
Telecopy:   (212) 490-0015

SAP Investments, Inc.                                  856,937                          $ 4,999,970.31
300 Delaware Avenue, Suite 1704
Wilmington, DE 19801
Telephone: (610) 661-1811
Telecopy:   (610) 661-3260

Adam Solomon                                           514,162                          $ 2,999,981.02
Shaker Investments
237 Park Avenue - Suite 801
New York, New York  10017
Telephone: (212) 692-3662
Telecopy:   (212) 692-3609

The Roman Arch Fund L.P.                                64,270                          $   374,996.17
One New York Plaza, 18th Floor
New York, NY  10021

Roman Arch Funds                                        64,270                          $   374,996.17
One New York Plaza, 18th Floor
New York, NY  10021

Chelsey Capital Corp.                                   42,847                          $   249,999.39
1370 Avenue of the Americas
26th Floor
New York, NY  10019
Telephone: (212) 586-6479
Telecopy: (212) 765-3112

RRE Ventures II L.P.                                   434,182                          $  2,533,321.72
126 East 56th Street
New York, NY  10022

RRE Ventures Fund II L.P.                               79,980                          $    466,659.31
126 East 56th Street
New York, NY  10022


Individual Investors                                   569,006                          $  3,319,979.31
                                                     ---------                          ---------------

Total                                                8,709,902                          $ 50,819,665.21
                                                     ---------                          ---------------